Exhibit 99.1

Veradigm Announces Appointment of Two New Independent Directors and Transition of Board Leadership

Appoints Jonathan Sacks and Bruce Felt to the Board

Lou Silverman to succeed Greg Garrison as Chairman

CHICAGO – March 18, 2025 – Veradigm Inc. (OTCMKTS: MDRX) (“Veradigm” or the “Company”), a leading provider of healthcare data and technology solutions, announced today its Board of Directors (the “Board”) appointed two new independent directors, Jonathan Sacks and Bruce Felt, to the Board, effective March 19, 2025, and that Lou Silverman will succeed Greg Garrison as Chairman upon his retirement from the Board on that date. In addition, Mr. Felt will become the Chair of the Audit Committee of the Board upon Mr. Garrison’s retirement. Further, independent director Vinit Asar has been named Chair of the Nominating and Governance Committee.

Mr. Sacks is a Partner at Stonehill Capital Management LLC (“Stonehill”), where he has been for over 20 years, and brings deep financial expertise and strategic insight to the Board. At Stonehill he has led and managed debt and equity investments across many industries including healthcare and software. While at Stonehill, Mr. Sacks has had extensive experience investing in companies undergoing complex transitions such as accounting challenges, delistings, and capital structure changes. Stonehill, through funds it manages on behalf of institutional investors and others, is Veradigm’s largest shareholder.

Mr. Felt has served as Chief Financial Officer (CFO) at several public companies in the technology space, including most recently at Domo (NASDAQ: DOMO), a cloud software company that specializes in business intelligence tools and data visualization. During his nearly nine-year tenure as CFO, Mr. Felt oversaw the scaling of Domo’s enterprise cloud business and helped take the company public in 2018. Prior to Domo, he served as CFO at SAP SuccessFactors (NASDAQ: SFSF) and FullTime Software (NASDAQ: FTSW), overseeing the sales of both companies. He currently serves on the board of directors of Cambium Networks (NASDAQ: CMBM), including as Audit Committee Chair. Mr. Felt also previously served as lead independent director and Audit Committee Chair at Evolent Health (NYSE: EVH).

“Veradigm remains focused on strong governance and strategic oversight as we continue to drive innovation and seek to maximize value for our stockholders,” said Mr. Garrison. “On behalf of the entire Board, I am pleased to welcome Jonathan and Bruce, who bring deep leadership, financial stewardship, and technology experience to the Board. Additionally, we are confident that with Bruce’s extensive financial and accounting background, he is highly qualified to serve as Audit Committee Chair.”

Mr. Garrison continued “I am very pleased that Lou Silverman has agreed to assume the role of Chairman upon my departure. With Lou’s 30 years of leadership experience in health information technology and technology-enabled healthcare services, the Board is confident in his ability to lead the Board as it oversees Veradigm’s next phase.”

“It will be an honor to serve as Veradigm’s Chairman of the Board as the Company navigates this important time,” said Mr. Silverman. “I want to thank Greg for his leadership and vision, and I look forward to working closely with the rest of the Board as we focus on our priorities: remediating our material weaknesses and other internal control deficiencies, becoming current in our financial reporting, executing our growth strategy, and relisting our common stock.”

The appointments of Messrs. Felt and Sacks to the Board satisfy Veradigm’s obligations under the February 2025 Cooperation Agreement with Kent Lake PR LLC.

About Veradigm®

Veradigm is a healthcare technology company that drives value through its unique combination of platforms, data, expertise, connectivity, and scale. The Veradigm Network features a dynamic community of solutions and partners providing advanced insights, technology, and data-driven solutions for the healthcare provider, payer, and biopharma markets. For more information about how Veradigm is fulfilling its mission of Transforming Health, Insightfully, visit www.veradigm.com, or find Veradigm on LinkedIn, Facebook, Twitter, Instagram, and YouTube.

© 2025 Veradigm LLC and/or its affiliates. All rights reserved. Cited marks are the property of Veradigm LLC and/or its affiliates. All other product or company names are the property of their respective holders, all rights reserved.

For more information contact:

Investors:

Jenny Gelinas

312-506-1237

jenny.gelinas@veradigm.com

Media:

Amanda Cohen

412-919-2417

amanda.cohen@veradigm.com